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                                    EX-10.45

                            UNIVISION SI APPLICATION

                                      FROM

                                    BOB SHAW

                                 JANUARY 5, 1995

                       ---------------------------------

I have reviewed the application dated January 5, 1995 from Bob Shaw regarding the issuance of an individually owned policy on plan Univision SI. I also discussed this with Bob Greving, Jim Kerber, Dan Gail, Don Rutherford, Hubert Mathis and Tom Hobbs.

In the recent past, the Company offered certain of its executives the opportunity to exchange their group term life coverage that is provided by the Company for an individually owned policy issued by SWL. The Company agreed that it would pay the group term equivalent premium for the executive's age bracket as determined by PALICO and that the individual would pay any additional amounts required to carry the SWL policy.

Pursuant to Exhibit No. 7 of Mr. Shaw's Independent Contractor and Services Agreement dated February 11, 1994, the Company agreed that for the ten-year term of the Agreement, it would provide him "those employee benefits available from time to time to the Company's senior executive officers (including life and health insurance)..." Under the group term life plan, Mr. Shaw's coverage amounts to $1,000,000, which under the Agreement would continue until February 10, 2004. Since the group carve-out opportunity was made available to the Company's senior executive officers, it should also be available to Mr. Shaw under the spirit of the Agreement. Additionally, the Company previously allowed Messrs. Rice and Allen to participate in the group carve-out.

The premiums illustrated with Mr. Shaw's application were $20,760 for each of the first five years and $17,460 for the second five years. It is my understanding that these are based on the rates now charged by PALICO under the Company's group term life plan for the 61-65 and 66-70 age groups, respectively. It is also my


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understanding that these premium payments will carry the policy at the projected interest rates. Accordingly, if these rates remain the same over the next nine years, all of the illustrated premiums will be payable by the Company.

Under this arrangement, the Company will pay the appropriate rate for group term life coverage as it is determined from time to time through February 10, 2004, and any other payments required under this policy will be the responsibility of the owner of the policy.

cc:   Dan Gail
      Bob Greving
      Jim Kerber
      Hubert Mathis
      Don Rutherford
      Bob Shaw